Exhibit 99.1

For Immediate Release

BofI Holding, Inc. Announces Second Quarter Net Income of $4.9 Million

Loan Portfolio Passes $1.0 Billion Mark

SAN DIEGO, CA – (MARKETWIRE) – February 3, 2011 — BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of Bank of Internet USA (the “Bank”), today announced financial results for the second quarter of its 2011 fiscal year which ended December 31, 2010. BofI net income was $4,927,000 for the three months ended December 31, 2010 compared to $5,548,000 earned for the three months ended December 31, 2009. Excluding the after-tax impact of gains and losses related to investment securities, net income for the quarter ended December 31, 2010 would have been $4,917,000, up $606,000, or 14.1% compared to adjusted net income of $4,311,000 for the quarter ended December 31, 2009. The increase in earnings after excluding investment securities activities was primarily the result of increased net interest income and increased mortgage banking income. The average balance of interest-earning assets for the quarter ended December 31, 2010 increased $230.2 million compared to the average balance for the second quarter last year. Leading the growth of Bank assets was the loan portfolio average balance which increased $310.2 million compared to the average for the quarter ended December 31, 2009. Earnings attributable to BofI’s common stockholders were $4,850,000 or $0.45 per diluted share for the current quarter, compared to $5,375,000 or $0.61 per diluted share for the quarter ended December 31, 2009.

For the six months ended December 31, 2010, net income was $9,759,000 compared to net income of $9,256,000 for the six months ended December 31, 2009. Net income attributable to common stockholders was $9,605,000 or $0.89 per diluted share compared to net income of $8,910,000 or $1.02 per diluted share for the six months ended December 31, 2010 and 2009, respectively.

“Our loan portfolio surpassed the billion dollar mark this quarter as the combined performance of our new mortgage units exceeded last quarter’s strong results,” said Greg Garrabrants, President and Chief Executive Officer. “Our multifamily and single family portfolio businesses combined to originate $141.8 million, up 111.6% over the $67.0 million originated last quarter. Our mortgage bank increased gain on sale income to $1.8 million, up 28.6% over the $1.4 million in gain on sale income earned in the first quarter ended September 30, 2010. The net interest margin for the second quarter ended December 31, 2010 was 3.72%, also up from the 3.55% recorded in the first quarter of fiscal 2011.”

“As the market has normalized, the Bank has been able to successfully evolve its asset generation model to focus on direct originations of high credit quality mortgage loans. We continue to see increasing demand for our single and multifamily portfolio lending products and believe that future origination of these products will lead to sustainable, high-quality asset growth at attractive spreads. In preparation for our expected growth, the Bank has made significant investments in our information systems, broadening our executive talent base and increasing our risk management capabilities. By way of example, in December we completed the conversion of more than 30,000 Bank customers to our new Online Banking platform. In the first six months of fiscal 2011, we invested more than $1.7 million in new computer technology, software, network enhancements, telephone systems and other infrastructure. We split the role of Chief Credit Officer and Chief Risk Officer and added a compliance officer and two additional internal auditors. I believe that our current significant investments in infrastructure and our executive and risk management teams will allow the Bank to increase its asset size and profitability without future proportionate investment.”

Other Highlights:

•	Loan portfolio passed the $1.0 billion mark and increased 52.7% compared to December 31, 2009

•	Deposits grew by $238.5 million, or 27.2% compared to December 31, 2009

•	Asset quality remains strong with total non-performing assets of 1.25% of total assets at December 31, 2010

•	Tangible book value increased to $12.95 per share, up $1.62 compared to December 31, 2009

•	Total assets reached $1,660.8 million up 23.5% compared to December 31, 2009

Quarter Earnings Summary

For the three months ended December 31, 2010, net income was $4,927,000 compared to net income of $5,548,000 for the three months ended December 31, 2009. Net income attributable to common stock holders was $4,850,000 or $0.45 per diluted share compared to net income of $5,375,000 or $0.61 per diluted share for the three months ended December 31, 2010 and 2009, respectively.

Net interest income increased $1,147,000 in the quarter ended December 31, 2010 due to a 17.8% increase in average earning assets primarily from loan originations and loan pool purchases. Our net interest margin decreased 30 basis points in the quarter ended December 31, 2010 compared to December 31, 2009, as the earning rates on loans decreased 45 basis points and rates on securities decreased 138 basis points partially offset by a decrease in the rates paid on deposits and borrowings of 53 basis points. The loan loss provision was $1,600,000 for both quarters ended December 31, 2010 and December 31, 2009. There was no change in the loan loss provision as charge-offs remained relatively flat.

Non-interest income was $1.9 million for the three months ended December 31, 2010 of which $1.8 million resulted from mortgage banking. The non-interest income for the three months ended December 31, 2009 was primarily the result of a gain on sale of securities of $6.5 million, gains of $454,000 in first mortgages originated for sale and an OTTI loss of $4.1 million. The increase in mortgage banking income was due to the increase in the origination volume of loans held for sale from $30.7 million to $79.1 million for the quarters ended December 31, 2009 and 2010,, respectively.

Non-interest expense, or operating expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $6.2 million for the three months ended December 31, 2010, up from $4.5 million for the three months ended December 31, 2009.

Total salaries, benefits and stock-based compensation was $3,586,000 for the quarter ended December 31, 2010 compared to $1,778,000 for the quarter ended December 31, 2009. Of the increase in total compensation expense, 26% was attributable to mortgage origination commissions paid to employees, 26% was attributable to additional staffing in mortgage lending units, and 48% related to all other staffing. The Bank’s staff increased from 64 to 140 full-time equivalents between December 31, 2009 and 2010. Professional services, which include accounting and legal fees, increased $31,000 for the quarter ended December 31, 2010, compared to the quarter ended December 31, 2009. The increase in professional services was primarily due to legal fees for loan acquisition contracts and foreclosed assets. Advertising and promotional expense increased $82,000 for the three-month ended December 31, 2010 compared to December 31, 2009 due to increases in lead acquisitions for our single family loan origination programs and increased advertising for our multifamily origination program. The costs and losses associated with the maintenance and sale of the real estate owned (“REOs”) and repossessed RV’s decreased $543,000 for the three-month period ending December 31, 2010 compared to the three-month period ended 2009. This was due to a reduction in volume in REO’s. The cost of our FDIC and OTS standard regulatory charges increased $85,000 this quarter due to higher average deposit and borrowing balances for the period ended December 31, 2010. Other general and administrative expense increased $143,000 for the three-month period ended December 31, 2010 compared to the period in 2009, primarily due to an increase in loan volumes, Bank customers and the number of employees.

Balance Sheet Summary

Our total assets increased $239.7 million, or 16.9%, to $1,660.8 million, as of December 31, 2010, up from $1,421.1 million at June 30, 2010. The increase in total assets was primarily due to an increase of $228.4 million in loans held for investment. Total liabilities increased a total of $232.0 million, primarily due to an increase in deposits of $148.2 million and an increase in borrowings of $81.0 million in borrowings from the Federal Home Loan Bank of San Francisco.

Conference Call

A conference call and webcast will be held on Thursday, February 3, 2011 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 800-390-5202, conference ID # 8933453; international callers should dial: 719-325-2354, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. (NASDAQ:BOFI) is the holding company for Bank of Internet USA, a nationwide savings bank that operates primarily through the Internet. The Bank provides a variety of consumer and wholesale banking services, focusing on gathering retail deposits over the Internet, and originating and purchasing single and multifamily mortgage loans, and purchasing mortgage-backed securities. BofI operates its Internet-based bank from a single location in San Diego, California. For more information on Bank of Internet USA, please visit http://www.bankofinternet.com.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Greg Garrabrants, President and Chief Executive officer, at (858) 350-6203 or email greg.garrabrants@bankofinternet.com

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as BofI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to execute our business plans, the impact on our business of further declines in the economy or potential legislative and regulatory reforms, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our filings with the Securities and Exchange Commission. . Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. BofI does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands)

	December 31, 2010	June 30, 2010	December 31, 2009
Selected Balance Sheet Data:
Total assets	$1,660,835	$1,421,081	$1,345,313
Loans - net of allowance for loan losses	1,003,250	774,899	657,181
Loans held for sale	16,658	5,511	7,568
Allowance for loan losses	6,884	5,893	5,449
Securities - trading	4,428	4,402	4,971
Securities - available for sale	197,789	242,430	263,207
Securities - held to maturity	368,196	320,807	345,692
Total deposits	1,116,370	968,180	877,828
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	264,000	182,999	223,992
Subordinated debentures	5,155	5,155	5,155
Total stockholders' equity	137,592	129,808	102,618

BofI HOLDING, INC. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
	2010	2009	2010	2009
Selected Income Statement Data:
Interest and dividend income	$22,584	$21,866	$43,673	$43,643
Interest expense	8,461	8,890	16,878	18,102

Net interest income	14,123	12,976	26,795	25,541
Provision for loan losses	1,600	1,600	3,200	3,600

Net interest income after provision for loan losses	12,523	11,376	23,595	21,941
Non-interest income (loss)	1,927	2,751	4,049	1,742
Non-interest expense	6,240	4,492	11,439	7,769

Income before income tax expense	8,210	9,635	16,205	15,914
Income tax expense	3,283	4,087	6,446	6,658

Net income	$4,927	$5,548	$9,759	$9,256

Net income attributable to common stock	$4,850	$5,375	$9,605	$8,910
Per Share Data:
Net income:
Basic	$0.45	$0.64	$0.90	$1.07
Diluted	$0.45	$0.61	$0.89	$1.02
Book value per common share	$12.95	$11.33	$12.95	$11.33
Tangible book value per common share	$12.95	$11.33	$12.95	$11.33
Weighted average number of shares outstanding:
Basic	10,767,447	8,422,688	10,665,500	8,302,318
Diluted	10,868,583	9,035,686	10,764,675	8,914,177
Common shares outstanding at end of period	10,236,045	8,189,544	10,236,045	8,189,544
Common shares issued at end of period	10,884,680	8,809,466	10,884,680	8,809,466
Performance Ratios and Other Data:
Loan originations for investment	$141,816	$26,647	$208,836	$35,083
Loan originations for sale	79,062	30,685	139,685	55,691
Loan purchases	23,391	54,331	104,060	55,964
Return on average assets	1.26%	1.68%	1.29%	1.40%
Return on average stockholders’ equity	14.84%	24.63%	15.07%	21.02%
Interest rate spread [1]	3.53%	3.84%	3.45%	3.77%
Net interest margin [2]	3.72%	4.02%	3.64%	3.95%
Efficiency ratio	38.88%	28.56%	37.09%	28.48%
Capital Ratios:
Equity to assets at end of period	8.28%	7.63%	8.28%	7.63%
Tier 1 leverage (core) capital to adjusted tangible assets [3,4]	8.10%	7.64%	8.10%	7.64%
Tier 1 risk-based capital ratio [3,4]	13.18%	12.54%	13.18%	12.54%
Total risk-based capital ratio [3,4]	13.86%	13.21%	13.86%	13.21%
Tangible capital to tangible assets [3,4]	8.10%	7.64%	8.10%	7.64%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.49%	0.90%	0.55%	0.93%
Nonperforming loans to total loans	1.64%	0.90%	1.64%	0.90%
Nonperforming assets to total assets	1.25%	0.93%	1.25%	0.93%
Allowance for loan losses to total loans at end of period	0.68%	0.81%	0.68%	0.81%
Allowance for loan losses to nonperforming loans	41.17%	90.14%	41.17%	90.14%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]	Reflects regulatory capital ratios of Bank of Internet USA only.
[4]

The Bank’s Ratios for Tier 1 Capital to assets, Tier 1 Capital to risk-weighted assets and Total Capital to risk-weighted assets at December 31, 2010 were reduced from 7.91% to 7.64%, 16.18% to 12.54% and 17.01% to 13.21% at December 31, 2009, respectively to reflect consolidation of the BIRT Re-securitization trust at the Bank level. Previously, the BIRT Re-securitization trust was consolidated into BofI Holding, Inc. parent of the Bank.